Exhibit 99.1

Covidien Announces Agreement with Purdue Pharma L.P.

Enabling Launch of Oxycodone Hydrochloride Extended-Release Tablets

MANSFIELD, MA—September 2, 2008—Covidien (NYSE: COV, BSX: COV), a leading global provider of healthcare products, today announced that its subsidiary, Mallinckrodt Inc., has reached an agreement with Purdue Pharma L.P. to end a patent infringement lawsuit between them. In connection with the agreement, Purdue has agreed to grant Mallinckrodt a royalty-bearing license to sell limited quantities of oxycodone hydrochloride extended-release tablets for a limited period of time ending in 2009. As a result, Mallinckrodt expects to begin selling oxycodone hydrochloride extended-release tablets before the end of September 2008.

The announcement follows the U.S. Food and Drug Administration approval of Mallinckrodt’s Abbreviated New Drug Application (ANDA) for oxycodone hydrochloride extended-release Tablets in 10mg, 20mg, 40mg and 80mg dosage strengths, which was obtained on July 24, 2008. Mallinckrodt’s oxycodone hydrochloride extended-release (ER) tablets are the generic pharmaceutical equivalent to OxyContin®.1

“Developing effective treatments for pain management is a major challenge, but the benefit oxycodone hydrochloride ER tablets have shown in patients is evident,” said Chuck Bramlage, President, Pharmaceutical Products, Covidien. “We are pleased to make this treatment option available to meet patient needs.”

Covidien’s Pharmaceutical Products business is the sixth largest generic drug manufacturer in the United States and is one of the fastest growing, with more than 100 million total prescriptions dispensed annually.2

“The launch of our oxycodone hydrochloride ER tablets is an important milestone that reinforces Covidien’s commitment to developing products for pain management,” added Bramlage.

As required by statute, the agreement is subject to review by the Federal Trade Commission and the Antitrust Division of the Department of Justice.

About Covidien

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in four segments: Medical Devices, Imaging Solutions, Pharmaceutical Products and Medical Supplies. With 2007 revenue of nearly $9 billion, Covidien has more than 42,000 employees worldwide in 57 countries, and its products are sold in over 130 countries. Please visit www.covidien.com to learn more about our business.

The full prescribing information for oxycodone hydrochloride extended-release tablets contains the following boxed warning:

Oxycodone hydrochloride extended-release tablets are an opioid agonist and a Schedule II controlled substance with an abuse liability similar to morphine.

Oxycodone can be abused in a manner similar to other opioid agonists, legal or illicit. This should be considered when prescribing or dispensing these Tablets in situations where the physician or pharmacist is concerned about an increased risk of misuse, abuse, or diversion.

This Product is indicated for the management of moderate to severe pain when a continuous, around-the-clock analgesic is needed for an extended period of time.

This Product is NOT intended for use as a prn analgesic.

The 10, 20, 40, and 80 mg Tablets ARE FOR USE IN OPIOID TOLERANT PATIENTS ONLY. This Product is contraindicated in patients with known hypersensitivity to oxycodone, or in any situation where opioids are contraindicated. This includes patients with significant respiratory depression (in unmonitored settings or the absence of resuscitative equipment), patients with acute or severe bronchial asthma or hypercarbia, or in any patient who has or is suspected of having paralytic ileus.

THESE TABLETS ARE TO BE SWALLOWED WHOLE AND ARE NOT TO BE BROKEN, CHEWED, OR CRUSHED. TAKING BROKEN, CHEWED, OR CRUSHED TABLETS LEADS TO A RAPID RELEASE AND ABSORPTION OF A POTENTIALLY FATAL DOSE OF OXYCODONE.

Full prescribing information for oxycodone hydrochloride extended-release tablets is available at:

http://www.pharmaceuticals.mallinckrodt.com/_attachments/PackageInserts/I071108 Oxy ER tablets.pdf

1OxyContin® is a registered trademark of Purdue Pharma L.P.

2Source: IMS NPA Plus, 2007

CONTACTS:

Eric Kraus

Senior Vice President

Corporate Communications

508-261-8305

eric.kraus@covidien.com

Coleman Lannum, CFA

Vice President

Investor Relations

508-452-4343

cole.lannum@covidien.com

Bruce Farmer

Vice President

Public Relations

508-452-4372

bruce.farmer@covidien.com

Wayde McMillan

Director

Investor Relations

508-452-4387

wayde.mcmillan@covidien.com

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or Company actions to differ materially from what is expressed or implied by these statements. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, our ability to effectively introduce and market new products or keep pace with advances in technology, the reimbursement practices of a small number of large public and private insurers, cost-containment efforts of customers, purchasing groups, third-party payers and governmental organizations, intellectual property rights disputes, complex and costly regulation, including healthcare fraud and abuse regulations, manufacturing or supply chain problems or disruptions, recalls or safety alerts and negative publicity relating to Covidien or its products, product liability losses and other litigation liability, divestitures of some of our businesses or product lines, our ability to execute strategic acquisitions of, investments in or alliances with other companies and businesses, competition, risks associated with doing business outside of the United States, foreign currency exchange rates, potential environmental liabilities or increased costs after the separation from Tyco International or as a result of the separation. These and other factors are identified and described in more detail in our filings with the SEC. We disclaim any obligation to update these forward-looking statements other than as required by law.